Exhibit 14.1

Joway Health Industries Group Inc.

Code of Ethics and Business Conduct

1. Introduction.

1.1 The Board of Directors of Joway Health Industries Group Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4 Directors and executive officers should promote ethical behavior and take steps to ensure the Company:

(a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation;

(b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and

(c) informs employees that the Company will not permit retaliation for reports made in good faith.

4. Compliance.

4.1 Employees, officers, and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers, and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

7. Corporate Opportunities. All directors, officers, and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers, and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer, or employee may compete with the Company.

8. Confidentiality. Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers, or partners if disclosed.

9. Fair Dealing. Each director, officer, and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing practice.

10. Reporting and Enforcement.

10.1 Reporting and Investigation of Violations.

(a) Any executive officer or employee who in good faith reports a suspected violation under this Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issues or concerns, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

(b) In addition, any executive officer or employee who in good faith reports a suspected violation under this Code which the executive officer or employee reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed, or in any manner discriminated against in the terms and conditions of the executive officer’s or employee’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

10.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) A failure by any director or executive officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

(c) Directors and executive officers should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee, or if no Audit Committee has been appointed, to the Board of Directors.

(d) Violations will be investigated by the Board of Directors or by a person or persons designated by the Board of Directors and appropriate action will be taken in the event of any violations of this Code.

10.3 Waivers.

(a) No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors, and (ii) if applicable, such a waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and, if applicable, the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted.

(b) Any waivers of this Code for the other employees may be made by the Board of Directors, or, if permitted, a committee thereof.

(c) All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and, if applicable, the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted.

10.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer, or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

Acknowledgment of Receipt and Review

I, _______________________, acknowledge that I have received and read a copy of the Joway Health Industries Group Inc. Code of Ethics and Business Conduct (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

Signature

Name (Printed or typed)

Position